Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

C-Chip's credit and security management solutions attract car dealers' attention at the NABD convention.

MONTREAL - (BUSINESS WIRE)-June 3, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to report that its US distributor, Northland Auto Enterprises ("Northland"), attracted significant interest for the credit and security management solutions developed by C-Chip at the National Association for the Buy Here, Pay Here Dealers (NABD) convention. Held in Las Vegas last week, Northland showcased at the NABD some of C-Chip's most recent products under the Northland banner, including the Pay Master, the Pathfinder 1 & 2 as credit management solutions, and the CrimeStopper 1 & 2 as security solutions for vehicles and the power sport industry.

The Buy Here, Pay Here (BHPH) market represents approximately 6,000 auto dealers in the US, accounting for about 3 million used car transactions per year. The mission of the NABD is to promote the interest of self-financed dealers throughout the US. The 2004 NABD convention attracted over 1000 attendees making the event the largest gathering of BHPH dealers in the history of the industry. While relatively small in relation to the 200,000 dealers currently serviced by Northland, the NABD convention is a must in the industry.

Al Lentsch, Northland's President, indicated: "We expect C-Chip's solutions to be quite successful within our network of dealers. C-Chip's solutions are not only very effective in reducing payment delinquencies, but are also quite efficient in diminishing significantly the theft of vehicles. Above all, when looking at potentially competing products, C-Chip's solutions are far easier to use and manage, and the price points at which they sell makes them extremely attractive".

For C-Chip's credit management solution, Northland will market to dealers, within the BHPH community, a basic yet effective solution offering complete remote control over vehicles using a simple web-based application.

When the location of vehicles is required for either credit enforcement or security solutions, Northland will offer C-Chip's most sophisticated solution which includes 2-way wireless communication and GPS technology. Northland will also offer within its dealer's network C-Chip's anti theft solutions for cars and power sports vehicles. Based on Radio Frequency Identification (RFID) technology, C-Chip's anti-theft solutions are deemed most effective, as they are totally passive for end-users.

Stephane Solis, President & CEO, said: "I'm delighted that an organization with market weight and influence, such as Northland, has chosen C-Chip as their preferred supplier of wireless credit and security solutions. After years and millions invested in the development of our technology, I'm very pleased to see that our credit and security management solutions that we have designed for the automotive market are attracting the interest of one of the most significant players in the industry in the United States".

About C-Chip Technologies Corporation

C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

About Northland Auto Enterprises

Founded In 1990, Northland Auto Enterprises sells and distributes a variety of dealership-friendly programs designed to make dealerships more competitive and profitable.  Northland's nationally recognized Keys To A Better Dealership sales and marketing tools are currently marketed to approximately 200,000 new and used car dealers across the United States.  Each of these unique, dealer focused programs must meet a stringent degree of standards before it can be offered. Among other, Northland has pioneered the highly successful Ren'T'Own program as a better alternative to the many challenges faced by Buy-Here-Pay-Here lots.

About the C-ChipTM Technology

The C-ChipTM is a new wireless, web-based  set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offers significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

Contacts:

Stephane Solis, President & CEO	Al Lentsch, President
C-Chip Technologies Corporation	Northland Auto Enterprises
514-337-2447	800-879-3433
ssolis@c-chip.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.